Exhibit 10.1

ASSET PURCHASE AND SALE AGREEMENT

by and between

IRWIN NATURALS

IRWIN NATURALS, INC.

DAI US HOLDCO INC.

5310 HOLDINGS, LLC

each a “Debtor” and collectively, the “Debtors”

And

FITLIFE BRANDS, INC., or its designees or assigns

“Buyer”

Dated as of June 10, 2025

Section 15.5	No Oral Modification	26
Section 15.6	Successors and Assigns; No Third Party Beneficiaries	26
Section 15.7	Assignment	27
Section 15.8	Partial Invalidity	27
Section 15.9	No Presumption Against the Draftsman	27
Section 15.10	Expenses	27

ASSET PURCHASE AND SALE AGREEMENT

This ASSET PURCHASE AND SALE AGREEMENT (this “Agreement”), dated June 10, 2025, is entered into by and among IRWIN NATURALS, a Nevada corporation, IRWIN NATURALS, INC., a British Columbia Corporation, DAI US HOLDCO INC., a Nevada corporation, and 5310 HOLDINGS, LLC (each a “Debtor” and collectively, the “Debtors”), on the one hand, and FITLIFE BRANDS, INC., or its permitted designee or assigns (“Buyer”), on the other hand. Debtors and Buyer are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

A.    Debtors’ business (the “Business”) is a popular dietary supplement company that was founded in 1994. Irwin Naturals formulates, markets, and distributes vitamins and supplements. In addition to its Irwin Naturals® supplement brand, Irwin Naturals also has two other supplement brands, Nature’s Secret® and Applied Nutrition®.

B.    On August 9, 2024 (the “Petition Date”), Debtors filed for bankruptcy protection under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101, et seq. (the “Bankruptcy Code”) in the United States Bankruptcy Court, Central District of California (the “Bankruptcy Court”), in the bankruptcy cases jointly administered under case no. 24:bk-11323-vk (the “Bankruptcy Case”).

C.    Debtors continue to operate the Business and manage their property as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

D.    Buyer desires to purchase from Debtors, and Debtors desire to sell to Buyer, all of Debtors’ rights, title and interest in the Purchased Assets pursuant to the terms and conditions set forth in this Agreement below.

E.    The transactions contemplated by this Agreement are subject to the approval of the Bankruptcy Court and will be consummated only pursuant to the Sale Order approving such sale free and clear of any interest in such property, all as more specifically provided in this Agreement, and in accordance with Sections 105, 363 and 365 of the Bankruptcy Code and other applicable provisions of the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure and the Bidding Procedures.

F.    Debtors and Buyer have negotiated in good faith and at arm’s length for the purchase and sale of the Purchased Assets, the assignment and assumption of the Assigned Contracts, the assumption of certain liabilities associated therewith and for certain bid protections in connection therewith, subject to the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

ARTICLE I
DEFINITIONS; CONSTRUCTION AND INTERPRETATION

Section 1.1    Definitions. The capitalized words, terms and phrases used in this Agreement, including in the preamble and the recitals hereto, shall have the meanings ascribed to such words, terms and phrases in the “Glossary of Defined Terms” attached to this Agreement as APPENDIX A.

Section 1.2    Construction and Interpretation.  Unless the context of this Agreement requires otherwise: (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the words “hereof,” “herein,” “hereby,” “hereto” and similar words refer to this entire Agreement and not to any particular Article, Section, Exhibit, Schedule or Appendix or any other subdivision of this Agreement; (d) references to “Article,” “Section,” “Exhibit” “Schedule” or “Appendix” are to the Articles, Sections, Exhibits, Schedules and Appendices respectively of this Agreement; (e) the words “include” or “including” shall be deemed to be followed by the phrases “without limitation” or “but not limited to” whether or not such words are followed by such phrases or phrases of like import; (f) references to “this Agreement” or any other agreement or document shall be construed as a reference to such agreement or document as amended, modified or supplemented and in effect from time to time and shall include a reference to any document which amends, modifies or supplements it; (g) titles for captions of Sections contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend, describe or otherwise affect the scope or meaning of this Agreement or the intent of any provision hereof; and (h) references to the “Debtors” shall mean, when the context so requires, the Debtor that is the subject of the relevant provision of this Agreement. Each of the Schedules, Exhibits and Appendices referred to in this Agreement is expressly made a part hereof. In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules, Exhibits or Appendices, the statements in the body of this Agreement will control except in the case of defined terms in which case Appendix A shall control. Whenever any provision of this Agreement refers to any Person’s right to consent to or be satisfied with any action, such consent or satisfaction shall be in the Person’s sole and absolute discretion, unless the provision granting such Person such right to consent or be satisfied specifies some other manner. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

ARTICLE II
SALE AND PURCHASE OF THE PURCHASED ASSETS

Section 2.1    Sale and Purchase of the Purchased Assets.  Upon the terms and subject to the conditions set forth in this Agreement and the Sale Order, at the Closing, Debtors agree to sell, assign, transfer, convey and deliver to Buyer, and Buyer agrees to purchase from Debtors, all of Debtors’ rights, title, interest and benefit in all of the assets owned by Debtors (the “Purchased Assets”), except the assets specifically identified in Section 2.2 below (the “Excluded Assets”). The Purchased Assets shall include, without limitation, the following:

(a)     the inventories and supplies owned by Debtors and used in connection with the operation of the Business (collectively, the “Inventory”), whether held by the Debtors or by a third party, including without limitation Inventory specifically listed on Exhibit “A” and incorporated herein by this reference, together with any replacements or additions to the Inventory made prior to the Closing but excluding inventory disposed of in the ordinary course of Debtors’ Business prior to the Closing;

(b)    Executory Contracts and other Contracts assumed by Debtors and assigned to Buyer pursuant to Section 5.2 (collectively, the “Assigned Contracts”);

(c)    all right, title, and interest in and to accounts receivable of the Debtors as of the Closing Date, including all trade and non-trade accounts receivable, notes receivable, other receivables, negotiable instruments, and chattel paper owned, together with any unpaid interest of fees accrued thereof or other amounts due with respect thereto (collectively, the “Accounts Receivable”);

(d)    the Starting Cash;

(e)    all right, title and interest in and to, and any goodwill associated with any and all general intangibles, copyrights and works of authorship (whether or not copyrightable), trademarks (whether or not registrable), trademarks, trade names, service marks, inventions (whether or not patentable), issued patents and patent applications, trade secrets, know-how, discoveries, improvements, formulas, displays, symbols, color arrangements, methods, designs and logos, licenses, sublicenses, consent to use agreements, coexistence agreements, websites (including passwords), social media accounts (including passwords), email and domain accounts (including passwords) and names of Debtors and the Business landline and mobile telephone numbers and extensions used in or for the Business and/or relating to and/or used by Debtors in the ownership, use and/or operation of the Business and/or the Purchased Assets, other names, words or devices and related applications and registrations, all e-commerce selling accounts (including passwords), and all other intellectual property not otherwise listed herein as an Excluded Asset (collectively, the “Intellectual Property Rights”), as may be more specifically set forth on Exhibit “B” (provided, however, that Buyer may modify Exhibit “B” and any schedules to the Intellectual Property Assignment Agreement and to the Domain Name Transfer Agreement at any time prior to the Closing Date—including by adding further Intellectual Property Rights thereto—and any Intellectual Property Rights not explicitly set forth on Exhibit “B” shall still be considered Purchased Assets) and incorporated herein by this reference.

(f)    all machinery, equipment, appliances, gear, computers, computer hardware, computer-related hardware and software, signs, network and internet and information technology systems-related equipment, tooling, parts and spare parts, molds, appliances, inventory, fork lifts, cranes, front loaders or other vehicles (including parts and spare parts therefor), any other tangible personal property, supplies, furniture, fixtures and furnishings, together with any express or implied warranty by the manufacturers, Debtors or lessors thereof or any component part thereof and all maintenance records and other documents related thereto;

(g)    all rights of Debtors under nondisclosure or confidentiality, non-compete, or non-solicitation agreements, including with regard to current and former employees and agents of the Debtors or with third parties related to the Purchased Assets, the Assumed Liabilities, or the Business (or any portion thereof);

(h)    all insurance policies and all rights of any nature with respect to any such insurance policy, including all claims and proceeds under such insurance policies, and including related letters of credit, cash or other assets that serve as collateral with respect thereto;

(i)    to the extent transferrable, all security deposits and any other deposits held by vendors, trade creditors, or any other party;

(j)    any and all proceeds relating to any and all bonds, letters of credit, guarantees or other security provided by Debtors and any and all insurance, condemnation and similar proceeds;

(k)    all prepaid expenses of Debtors relating to any of the Assigned Contracts;

(l)    all rights under any Assigned Contracts and all rights transferable under customer arrangements, licenses, commitments, sales and orders, customer arrangements, and the like;

(m)    all financial, marketing, business, and operating data and records of Debtors used in the Business, including information, pricing and cost information, customer lists, business and marketing plans, servers, files, offsite and backup storage, records, data, employee files, plans, schematics, designs, drawings, blue prints, Contracts and recorded information, customer, vendor and supplier lists, production records, recorded knowledge, historical trademark files, prosecution files of Debtors in whatever media retained or stored, accounting records, property records, mailing lists, customer pricing information, credit records, correspondence, office supplies, budgets, documents and records similar to the foregoing, and all other records and files with respect to the assets, properties and rights being transferred hereunder; provided, however, that Debtors are permitted to retain a copy of any and all such records, and any and all Acquired Business Information, for use in any present or future litigation, but provided further that any such records and Acquired Business Information which is non-public shall be treated as confidential and disclosed in a Court proceeding only upon Buyer’s consent or pursuant to a protective order from a court of competent jurisdiction subject to notice to Buyer as required by Section 2.5 hereof;

(n)    all Acquired Business Information;

(o)    all Permits and Licenses that are used by, or required for, the ownership of the Purchased Assets and/or operation of the Business;

(p)    all rental and other security deposits, credits, prepayments, prepaid expenses, and deferred items (other than deferred Taxes), Claims, deposits, refunds (other than for Taxes), claims for refunds (other than for Taxes) and rights to offset in respect thereof, rights against third parties (other than any Tax Authorities), causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment, rights to warranty claims, other prepaid items and all other intangible rights relating to the Business and/or the Purchased Assets, excluding the security deposit held by Karled Enterprises which shall be applied to the applicable claim filed by Karled Enterprises or otherwise returned to Debtors’ estates;

(q)    Debtors’ right, title and interest in and to the Business, its goodwill, its corporate name and any other intangible asset owned by Debtors and used in the operation of the Business as of the Closing Date;

(r)    all keys, locks, passwords, passcodes, pass phrases, recovery phrases, user identifications, or other security protocols required to access all Purchased Assets;

(s)    all of Debtors’ rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

(t)    all goodwill associated with the Business, the Purchased Assets, or the Assumed Liabilities;

(u)    all rights to receive vendor rebates accruing in respect of purchases made by Debtors;

(v)    all rights, Claims, or causes of action which Debtors or the Business may have against any Person with respect to the Purchased Assets or related to the Business or the Assumed Liabilities, in each case, whether arising by way of counterclaim or otherwise, and whether arising out of transactions occurring prior to, on or after the Closing Date, except for any such rights, Claims, or causes of action which Debtor or the Business may have against Purchaser relating to this Agreement and/or the Sale Order;

Section 2.2    Excluded Assets.  The assets that constitute “Excluded Assets” shall include the following and no other of the Debtors’ assets:

(a)    the consideration delivered to Debtors pursuant to this Agreement, and all of Debtors’ rights and interests arising under or in connection with this Agreement;

(b)    all cash and cash on hand or in bank or investment accounts held by Debtors (“Cash”) other than the Starting Cash;

(c)    Any Executory Contract or Contract that is not an Assigned Contract;

(d)    all formation and organization documents, minute books, corporate and stock record books and all other documents relating to the legal existence of Debtors, or any other document and/or communications of the Debtors that is subject to any applicable privilege, including but not limited to attorney-client privilege, work product privilege, or the like, and all income tax returns and records, and nontransferable licenses, permits, approvals and other authorizations; provided, however, that copies of such corporate and tax records and nontransferable licenses, permits, approvals and other authorizations shall be provided to Buyer at the Closing at the request of Buyer. The right to request copies of such documents shall not extend to documents or communications classified as attorney-client privilege, work product privilege, or the like;

(e)    all state and federal Tax refunds owed or which may be owed to the Debtors, or which otherwise accrued before the Closing Date, together with all rights and interests to such refunds;

(f)    all Claims asserted or which may be asserted by the Debtors against East West Bank (individually or in its capacity as agent) and any other party as it relates to alleged litigation claims arising from Debtors’ bank relationship with East West Bank including CFG Bank, FTI Consulting, Inc., CR3 Partners (collectively, the “Debtors’ Litigation Claims”);1

(g)    all of the Debtors’ Claims and/or causes of action, including loans and/or other receivables and/or notes payable to the Debtors, existing as of the Closing Date against Klee Irwin (collectively, the “Irwin Claims”), but on the condition that such Irwin Claims shall be an Excluded Asset if and only if, on or prior to Closing, Klee Irwin executes an agreement, in form and substance reasonably acceptable to Buyer, which is delivered to Buyer, which provides for a release of claims by Klee Irwin in favor of Buyer, Buyer’s affiliates, its officers and directors and its professionals, as well as an agreement not to disparage Buyer, and if such condition is not met then the Buyer shall acquire the Irwin Claims as Purchased Assets;

(h)    all Chapter 5 Claims and Actions except for the claims against those certain suppliers to the Business that are identified in Schedule 2.2(h) which shall be included among the Purchased Assets;

(i)    any emails of Klee Irwin and Stephanie Nadanarajah, as well as all personal cellular phones which either of them may have used for the Business; provided, however, that following the Closing, neither Klee Irwin nor Stephanie Nadanarajah shall be permitted to retain or use any email addresses associated with the Business, including but not limited to klee@irwinnaturals.com, however a forwarding service will be applied to forward communications sent to the email accounts to a third party email account chosen by Klee Irwin and Stephanie Nadanarajah for the twenty-four (24) months following the Closing; and

(j)    Stock owned by each of the Debtors in their respective subsidiaries that are Debtors; and

(k)    the Debtors’ Claims, including loans and/or notes payable to the Debtors, existing as of the Closing Date against Adam Berk

Section 2.3    Consents.  This Agreement does not affect an assignment of any Assigned Contract to the extent that such Assigned Contract is not assignable under the Bankruptcy Code without the consent of the other party or parties thereto, and the consent of such other party has not been given or received, as applicable. As to any Purchased Assets (including any Assigned Contract), Debtors will use their commercially reasonable efforts to obtain as promptly as practicable prior to the Closing, the consent of the other parties to transfer such Purchased Assets to Buyer or, if required, for novation thereof to Buyer or, alternatively, written confirmation from such parties reasonably satisfactory to Buyer that such consent is not required. In no event, however, will Debtors be obligated to pay any money to any Person or to offer or grant financial or other accommodations to any Person in connection with obtaining any consent, waiver, confirmation, novation or approval with respect to any such Assigned Contract; provided, however, Buyer may provide Debtors with the funding for the foregoing in Buyer’s sole and absolute discretion. The failure by Buyer or Debtors to obtain any required consent, waiver, confirmation, novation or approval with respect to any Assigned Contract will not relieve any Party from its obligation to consummate at the Closing the transactions contemplated by this Agreement.

1 Nothing in this Agreement or its exhibits shall limit, narrow or otherwise affect Debtors’ Litigation Claims other than the release set forth in Section 15.11, below.

Section 2.4    Buyer’s Title.  Debtors represent and warrant that they do not own any fee simple title to any real property that is part of or used in connection with the Business, and the Purchased Assets do not include any fee interest in any real property.

Section 2.5    Notice in Relation to Debtors’ Litigation Claims.  If Buyer is required by subpoena, court order, regulatory process or legal process to produce any Purchased Assets, or otherwise participate in the Debtors’ Litigation Claims, Buyer will provide Debtors with reasonable advance notice and permit Debtors to object to such production prior to responding or complying with such request, subject to applicable law.

ARTICLE III
LIABILITIES

Section 3.1    Assumed Liabilities.  In accordance with the provisions of this Agreement and the Sale Order, at the Closing, Buyer will assume and pay or perform and discharge when due only the following liabilities of Debtors, in each case other than the Retained Liabilities, and no other liabilities (collectively, the “Assumed Liabilities”), and except for the Assumed Liabilities, Buyer shall not be deemed to have assumed any other liabilities of Debtors:

(a)     all liabilities arising or coming due after the Closing Date under the Assigned Contracts;

(b)     to the extent set forth for each Assigned Contract on the Contract & Cure Schedule (or as otherwise fixed by the Bankruptcy Court or by mutual agreement with the contract counterparty to such Assigned Contract), the Cure Amount with respect to each such Assigned Contract to be paid in cash on the Assumption Effective Date in the amount specified on the final Contract & Cure Schedule (or as otherwise fixed by the Bankruptcy Court or by mutual agreement with the contract counterparty to such Assigned Contract), or on such other date and/or in such other manner as agreed by Buyer and the counterparty to an Assigned Contract;

(c)     those certain Transferred Employee Obligations of Debtors with respect to any Transferred Employee, if any, which have been specifically agreed to be assumed by Buyer in accordance with Section 9.3 below;

(d)     those payables and other liabilities specifically identified in Schedule 3.1(d) attached hereto and, to the extent not specially identified in such Schedule, all post-Petition Date liabilities related to cost of goods which are incurred prior to Closing, but not paid in the ordinary course of business prior to Closing, including inventory from manufacturers (including Robinson Pharma), payables for raw materials, shipping, freight, storage, labor, packaging, distribution costs, broker commissions and other operations expenses;

(e)     all ongoing applications and registrations related to the Intellectual Property Rights;

(f)    all liabilities, accounts, and accounts payable arising out of, relating to or incurred in connection with the Business or the Purchased Assets arising or coming due after the Closing Date that were incurred from or attributable to the operation of the Business by Buyer after the Closing Date; and

(g)    any Claims against Debtors related to customer deposits or credits, chargebacks, returns and refund claims. For the avoidance of doubt, Buyer assumes any deductions on collections of accounts receivable arising in the ordinary course of business.

Section 3.2    Retained Liabilities.  Other than the Assumed Liabilities, Buyer shall not, is not obligated to, and does not hereby assume or become liable for or with respect to any Contracts of or for or with respect to any indebtedness, obligations, commitments or liabilities of Debtors, direct or indirect, known or unknown, or absolute, vested or contingent, all of which shall be retained by Debtors (herein referred to collectively as the “Retained Liabilities”). Without limiting the generality of the foregoing, Buyer shall not assume or become liable for, and the Retained Liabilities shall include the following:

(a)    any liabilities, obligations and accounts payable of Debtors with respect to, or arising from, the Business which are not specifically included as an Assumed Liability;

(b)    all liabilities and obligations arising under any Contracts that are not Assigned Contracts and all liabilities and obligations arising under the Assigned Contracts for periods of time prior to the Closing Date except for any Cure Amounts;

(c)    any liabilities and obligations of Debtors with respect to any employees or independent contractors of Debtors or the Business, including, without limitation, pursuant to any employment agreements, independent contractor agreements, executive compensation agreements, employee or executive benefit plans, employee insurance plans, and for salaries, wages, overtime, accrued vacation time, or other benefits payable to any employees of Debtors or the Business, except for those certain Transferred Employee Obligations specifically agreed to be assumed by Buyer with respect to any Transferred Employee;

(d)    any liability or obligation of Debtors resulting from the consummation of the transactions contemplated herein and arising under or related to the WARN Act;

(e)    all liabilities and obligations arising out of or in any way related to the ownership or operation of the Business or the Purchased Assets prior to or on the Closing Date (including any Taxes relating to the Business or the Purchased Assets payable prior to, or for periods of time prior to or on, the Closing Date);

(f)    all liabilities to any federal, state or local Governmental Authority, or to any special purpose district, for unpaid Taxes of any type or description, or penalties or interest thereon, arising by reason of the ownership, use and/or operation of the Business or Purchased Assets prior to the Closing Date;

(g)    any sales/use Tax, in each case arising from the implementation and closing of the transactions contemplated by this Agreement, whether or not imposed on or measured by income, including any amounts due or which may become due and owing under NRS 244.335, 244.3352, 360.525 and 612.695;

(h)    all known actions, causes of action, claims, pending or threatened litigation, arbitration, or other proceedings, or pursuant to any governmental or regulatory actions, investigations, or proceedings related to or with respect to Debtors or the Business or the Purchased Assets arising or incurred prior to the Closing Date; and

(i)     any other liability, obligation or commitment not specifically and expressly assumed by Buyer hereunder.

ARTICLE IV
PURCHASE PRICE AND PAYMENT

Section 4.1    Purchase Price and Payment; Deposit.

(a)     Upon entry of the Bidding Procedures Order, Buyer shall deposit the sum of Five Million and 00/100 Dollars ($5,000,000.00), in immediately available funds (the “Deposit”) with Debtors’ counsel in a segregated account to be held subject to the terms of this Agreement and the Bidding Procedures Order. The Deposit shall be refunded to Buyer within two (2) business days in the event that this Agreement is terminated for any reason other than by reason of Buyer’s material breach of its obligations under this Agreement. The Buyer’s right to return of the Deposit shall be accorded status as an administrative expense claim pursuant to Sections 503 and 507 of the Bankruptcy Code.

(b)    The consideration for the Purchased Assets shall be cash consideration in the amount of Thirty-Six Million Dollars ($36,000,000.00) (the “Purchase Price”), inclusive of the Deposit, but subject to adjustment pursuant to Section 4.3 below.

(c)     The Purchase Price shall be paid by Buyer to Debtors in immediately available funds upon Closing.

Section 4.2    Allocation of Purchase Price.  Buyer, in its discretion, shall allocate the total Purchase Price for the Purchased Assets (including the assumption of the Assumed Liabilities), which allocation shall be set forth in a schedule that Buyer shall provide to Debtors within forty-five (45) days of the Closing Date. Any adjustments to the Purchase Price pursuant to Section 4.3 below shall be allocated in a manner consistent with such allocation.

Section 4.3     Purchase Price Adjustment.

(a)     Working Capital Adjustment.  As a condition to Closing, the aggregate value of the Working Capital as of the Closing Date shall be equal to $16.1 million (the “Closing Date Working Capital Value”). “Working Capital” shall mean the sum of the current assets identified on Exhibit “C” less the sum of the current liabilities identified on Exhibit “C”. The Purchase Price shall be increased or decreased dollar-for-dollar (the “Purchase Price Adjustment”) to the extent that Working Capital on the Closing Date is higher or lower, respectively, than the Closing Date Working Capital Value except that the purchase price shall not be increased or decreased if the Working Capital at Closing is between 4% less than Closing Date Working Capital Value and 4% more than the Closing Date Working Capital Value (the “Collar”), and in any case, the Purchase Price shall only be increased or decreased by the amount by which the Closing Date Working Capital is greater than or less than Collar amount. At Closing, any Inventory which has an expiration date less than twelve (12) months after the Closing Date shall be excluded from Closing Date Working Capital Value, and any Accounts Receivable that are more than thirty (30) days past due as of the Closing Date shall be excluded from Closing Date Working Capital Value (for the avoidance of doubt, any Accounts Receivable that are not more than thirty (30) days past due as of the Closing Date shall be included in the Closing Date Working Capital Value even if any such accounts should thereafter become more than thirty (30) days past due after the Closing Date). In connection with determining the Purchase Price Adjustment, the Debtors shall provide the Pre-Closing Reports to Buyer and otherwise comply with the provisions of Section 9.6 hereof. For the avoidance of doubt, no Liabilities included in the Working Capital calculation shall be Retained Liabilities. The Parties agree to re-evaluate the Working Capital threshold thirty (30) days before the Closing Date.

(b)     Adjustments for Tax Purposes.  Any payments made pursuant to Section 4.3 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 4.4    Prorations.  Any personal property taxes applicable to the Business shall be prorated between the Parties on and as of the Closing Date, with Debtors responsible for the time period to the Closing Date and Buyer responsible for the time period after the Closing Date and Debtors shall be responsible for, and to the extent practicable shall close out and make final payments with respect to personal property taxes and all related such services to the Business before the Closing Date.

Section 4.5    Payment of Cure Amounts.  Buyer shall assume all Cure Amounts with respect to the Assigned Contracts and pay the Cure Amounts in cash on the Assumption Effective Date in the manner set forth in Section 5.2(a).

ARTICLE V
BANKRUPTCY COURT MATTERS

Section 5.1    Bankruptcy Court Approval.

(a)     Buyer and Debtors acknowledge that, under the Bankruptcy Code, the sale of the Purchased Assets is subject to approval of the Bankruptcy Court. Buyer and Debtors acknowledge that to obtain such approval, Debtors must demonstrate that they have taken reasonable steps to obtain the highest or best value possible for the Purchased Assets, including giving notice of the transactions contemplated by this Agreement to creditors and other interested parties as ordered by the Bankruptcy Court, providing information about the Purchased Assets to prospective bidders, entertaining higher or better offers from qualified bidders and, if necessary, conducting an Auction and selling the Purchased Assets to another qualified bidder.

(b)     Debtors shall file with the Bankruptcy Court, and prosecute the same to completion, such motions that shall be necessary and appropriate to receive any and all orders and rulings from the Bankruptcy Court, and to provide such notifications to the Bankruptcy Court or interested parties, that are necessary or appropriate, in writing, to fully authorize and allow the transactions set forth in this Agreement, including without limitation Buyer’s acquisition, and Debtors’ sale, of the Purchased Assets as contemplated by this Agreement, and shall further take any and all commercially reasonable and customary actions and make and submit such appropriate notices, filings and submissions, and make all appropriate court appearances in support thereof. Any motion to approve the sale (the “363 Motion”) shall be brought inter alia under Section 363 of the Bankruptcy Code, specifically including Sections (b), (f), (k) and (m) of the Bankruptcy Code, free and clear of any interest in such property, which 363 Motion shall include inter alia a request for a waiver of the stay imposed by Federal Rule of Bankruptcy Procedure 6004(h) and finding that Section 363(m) of the Bankruptcy Code shall apply. The order being sought by the 363 Motion shall be referred to herein as the “Sale Order”, the form of which shall be provided by Debtors prior to the hearing on the 363 Motion.

(c)     The Sale Order, once entered by the Bankruptcy Court, shall be a “Final Order” provided: (i) no appeal, notice of appeal, motion to amend or make additional findings of fact, motion to alter or amend judgment, motion for rehearing or motion for new trial has been timely filed or, if any of the foregoing has been timely filed, it has been rendered moot as a consequence of the Closing or disposed of in a manner that upholds and affirms the subject order in all respects; (ii) the time for instituting or filing an appeal, motion for rehearing or motion for new trial shall have expired; and (iii) no stay is in effect. As a condition to Closing the sale and of all of Buyer’s obligations hereunder, a Final Order shall have been entered by the Bankruptcy Court in a form acceptable to both Buyer and Debtor in their respective discretion.

(d)     Subject to the provisions of Section 5.3 below, in the event that a Sale Order does not become a Final Order entered by the Bankruptcy Court as contemplated by Sections 5.1 and 5.3, Buyer shall have the right to terminate this Agreement and have its Deposit returned to it and the Parties shall have no further obligations to one another except for those that expressly survive such termination.

(e)    The effective date of this Agreement (the “Effective Date”) shall be the date when the Sale Order becomes a Final Order. All Parties agree not to appeal, or file a motion to stay, the Sale Order approving this Agreement.

Section 5.2    Treatment of Executory Contracts.

(a)    Assumption of Executory Contracts.  At least seven (7) days prior to the Auction, Buyer shall deliver to Debtors Schedule 5.2(a) (the “Contract & Cure Schedule”), which shall set forth a list of all Executory Contracts that Buyer wants Debtors to assume and assign to Buyer under Section 365 of the Bankruptcy Code. The Cure Amounts in respect of each Executory Contract shall be set forth in the Contract and Cure Schedule. Debtors shall make such notifications to non-Debtor counterparties to the Executory Contracts set forth on the Contract & Cure Schedule as may be necessary under the Bidding Procedures Order, including but not limited to Buyer’s intent to have Debtors assume and assign such Executory Contract to Buyer and the proposed cure amount for such Executory Contract set forth on the Contract & Cure Schedule. As part of the Bankruptcy Court approval of this Agreement, upon Buyer’s request, Debtors shall adjudicate any objections by contract counterparties to the proposed Cure Amounts relating to Executory Contracts designated for assignment to Buyer. Buyer shall have the right to remove Executory Contracts from the Contracts & Cure Schedule to the extent that a disputed Cure Amounts exceeds Debtors’ proposed Cure Amount following adjudication. Unless the Bankruptcy Court orders otherwise, each Executory Contract included on the Contract & Cure Schedule will be deemed to have been assigned to Buyer and become an Assigned Contract on the date (the “Assumption Effective Date”) that is the later of: (i) the Closing Date, or (ii) contemporaneously with the resolution of any objections to the assumption and assignment of such Executory Contract or to a proposed Cure Amount. Any Executory Contract that is not included in the Contract & Cure Schedule shall not be assigned to the Buyer and Buyer shall have no liability therefor.

Section 5.3    Overbidding.

(a)     With respect to the proposed bidding or “stalking horse” procedure requested to be contained in, or contemplated by any Bankruptcy Court pleading to be contained in the bid procedures order (the “Bidding Procedures”), or proposed Sale Order, the following terms and conditions shall apply in each case: (i) the bid procedures to be employed and contained in the Bidding Procedures shall be reasonably acceptable to Buyer, and (ii) unless otherwise specifically agreed to by Buyer, Debtors may not accept any competing bid for the Purchased Assets unless such competing bid (A) is made in compliance with the Bidding Procedures (which shall include Debtors’ discretion to modify such procedures during the course of any such auction in accordance with the reasonable exercise of their business judgment and fiduciary duties), (B) is on terms no less favorable (and no less burdensome or conditional) than this Agreement; (C) does not include any contingency relating to due diligence or financing; and (D) is for an aggregate value which Debtors, in consultation with their professionals, reasonably determine to be at least equal to the Purchase Price, plus the Assumed Liabilities, plus $250,000, plus the Expense Reimbursement, plus the Breakup Fee. The Bidding Procedures shall further provide that subsequent overbids will be in increments of Two Hundred and Fifty Thousand Dollars ($250,000.00) or multiples of $250,000.00. Buyer and Debtors acknowledge that Debtors shall submit their Debtors’ Motion to (I) Approve Bidding Procedures for the Sale of Assets Pursuant to 11 U.S.C. §§ 105, 363, and 365 of the Bankruptcy Code and Bankruptcy Rules 2002, 6004 and 6006 and (II) Waiver of the 14-Day Stay under Bankruptcy Rule 6004 in form and substance reasonably acceptable to Buyer (as may be amended or supplemented, the “Bidding Procedures Motion”) to be heard by the Bankruptcy Court on or before June 16, 2025, and the Bankruptcy Court shall enter an order approving the Bidding Procedures in form and substance reasonably acceptable to Buyer (as may be amended or supplemented by subsequent order, the “Bidding Procedures Order”) on or before June 18, 2025 consistent herewith. The Bidding Procedures Order shall include as a condition that upon its entry, Debtors shall cease seeking a refinancing of their debt or acquisition of exit financing. For the avoidance of doubt, the agreement by Debtors to refrain from seeking exit financing or a refinancing applies to Debtors only, and does not apply to any shareholder of Debtors (including but not limited to Klee Irwin) or any third party. For the avoidance of doubt, Debtors shall not file any motion or plan seeking to obtain approval of exit financing or refinancing.

(b)     As a condition to Closing the sale and of all of Buyer’s obligations under this Agreement, the Bidding Procedures Order and the Sale Order shall have been entered by the Bankruptcy Court in a form acceptable to Buyer and Debtors in their respective reasonable discretion, and shall include a finding that the Buyer is a good faith purchaser under Section 363(m) of the Bankruptcy Code. Buyer shall have the right to terminate this Agreement if, among other things, (i) the Bidding Procedures Order does not become a Final Order within fourteen (14) days after the Bidding Procedures Order is entered by the Bankruptcy Court, or (ii) the Sale Order does not become a Final Order within fourteen (14) days after the Sale Order is entered by the Bankruptcy Court, and the Parties shall have no further obligations to one another except for those that expressly survive such termination.

(c)     If an Auction is conducted, and Debtors do not choose Buyer as the Successful Bidder, but instead chooses Buyer as the bidder as having submitted the next highest or otherwise best bid at the conclusion of such Auction, Buyer may, at Buyer’s sole election, become the back-up bidder (the “Back-Up Bidder”). The Parties acknowledge that the Bidding Procedures shall provide that Buyer may elect, in its sole discretion, to become the Back-Up Bidder under such circumstances, in which case Buyer shall keep its bid to consummate the transactions contemplated by this Agreement on the terms and conditions set forth in this Agreement, open and irrevocable until the earlier of: (i) the closing on the sale of the Purchased Assets to the Successful Bidder; and (ii) seven (7) days following the date the order approving the sale of the Purchased Assets to the Successful Bidder shall have become a Final Order (such date, the “Back-Up Period”); provided, however, that if the Successful Bidder shall fail to close on its purchase of the Purchased Assets prior to the expiration of the Back-Up Period, the Back-Up Bidder shall be deemed to be the Successful Bidder, in which case, Debtors, without further order of the Bankruptcy Court, and the Back-Up Bidder shall consummate the transactions contemplated by this Agreement within ten (10) days of becoming the Successful Bidder on the terms and conditions set forth in this Agreement as such terms may have been modified by Buyer in its discretion during the Auction. The Debtors shall pay the Break-Up Fee and Expense Reimbursement to the Buyer in accordance with the provisions of Section 12.5.

ARTICLE VI
DUE DILIGENCE AND “AS IS” CONDITION

Section 6.1    Due Diligence Documents.  Debtors have previously made available to Buyer certain business, financial and accounting materials related to the Business, as well as all material documents and Contracts related to the ownership and operation of the Business that Buyer has requested and which are reasonably available to Debtors, as may be updated from time to time through a virtual data room maintained by STS Capital Partners M&A Advisers Inc. (collectively “Due Diligence Documents”). Until the Closing, Debtors will promptly deliver to Buyer any modifications to the Due Diligence Documents or additional documents that Debtors obtain or become aware of and are able to provide after providing Buyer access to the virtual data room containing the original Due Diligence Documents. Buyer may continue to request, and Debtors shall provide, information which Buyer reasonably requests, which is available to Debtor which is necessary to, or in furtherance of, the undertakings contemplated by the

Section 6.2         “As Is” Condition.

NO SIDE AGREEMENTS OR REPRESENTATIONS; AS-IS PURCHASE. BUYER REPRESENTS, WARRANTS AND COVENANTS TO DEBTORS THAT BUYER HAS INDEPENDENTLY AND PERSONALLY INSPECTED THE PURCHASED ASSETS AND THAT BUYER HAS ENTERED INTO THIS AGREEMENT BASED UPON SUCH PERSONAL EXAMINATION AND INSPECTION. BUYER AGREES THAT, EXCEPT AS EXPRESSLY PROVIDED HEREIN, BUYER WILL ACCEPT THE PURCHASED ASSETS, IN THEIR THEN CONDITION AS-IS AND WITH ALL FAULTS AND WITHOUT ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER, AND WITHOUT LIMITATION. NO PERSON ACTING ON BEHALF OF DEBTORS IS AUTHORIZED TO MAKE, AND BY EXECUTION HEREOF, BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS SPECIFICALLY PROVIDED IN THIS AGREEMENT, DEBTORS HAVE NOT MADE, DO NOT MAKE AND SPECIFICALLY NEGATE AND DISCLAIM ANY AND ALL REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO: (i) THE SUITABILITY OF THE PURCHASED ASSETS FOR ANY AND ALL ACTIVITIES AND USES WHICH BUYER MAY CONDUCT THEREON; (ii) THE MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OF THE PURCHASED ASSETS; (iii) THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE PURCHASED ASSETS; (iv) THE NATURE, QUALITY OR CONDITION OF THE PURCHASED ASSETS; (v) THE COMPLIANCE OF OR BY THE PURCHASED ASSETS OR THEIR OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY; AND (vi) THE CONTENT, COMPLETENESS OR ACCURACY OF THE MATERIALS PROVIDED BY OR ON BEHALF OF DEBTORS, INCLUDING ANY INFORMATIONAL PACKAGE, DUE DILIGENCE DOCUMENTS, COST TO COMPLETE ESTIMATE OR OTHER MATERIALS PREPARED OR PROVIDED BY DEBTORS.

BUYER FURTHER ACKNOWLEDGES HAVING BEEN GIVEN A REASONABLE OPPORTUNITY TO INSPECT THE PURCHASED ASSETS AND REVIEW INFORMATION AND DOCUMENTATION AFFECTING THE PURCHASED ASSETS. BUYER ACKNOWLEDGES AND AGREES THAT ANY INFORMATION MADE AVAILABLE TO BUYER OR PROVIDED OR TO BE PROVIDED BY OR ON BEHALF OF DEBTORS WITH RESPECT TO THE PURCHASED ASSETS, INCLUDING, WITHOUT LIMITATION, THE DUE DILIGENCE DOCUMENTS, WAS OBTAINED FROM A VARIETY OF SOURCES AND THAT DEBTORS HAVE NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MAKE NO REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION EXCEPT AS MAY OTHERWISE BE EXPLICITLY SPECIFIED HEREIN. EXCEPT AS OTHERWISE EXPLICITLY SPECIFIED HEREIN, DEBTORS ARE NOT LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PURCHASED ASSETS, OR THE OPERATION THEREOF, FURNISHED BY ANY OF THE FOREGOING ENTITIES AND INDIVIDUALS OR ANY OTHER INDIVIDUAL OR ENTITY. BUYER FURTHER ACKNOWLEDGES AND AGREES THAT TO THE MAXIMUM EXTENT PERMITTED BY LAW, AND EXCEPT AS PROVIDED HEREIN, THE SALE OF THE PURCHASED ASSETS AS PROVIDED FOR HEREIN IS MADE ON AN “AS-IS” AND “WHERE IS” CONDITION AND BASIS, AND WITH ALL FAULTS, AND THAT DEBTORS HAVE NO OBLIGATIONS TO MAKE ANY REPAIRS, REPLACEMENTS OR IMPROVEMENTS.

ARTICLE VII
THE CLOSING DATE; ACTION AT CLOSING

Section 7.1    Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall occur as soon as practicable after the entry of the Sale Order, but no later than ten (10) days after the Sale Order entered by the Bankruptcy Court becomes a Final Order, on such date as designated by Buyer, at a place ( either in person or remotely) that is mutually agreed upon by the Parties. The date on and time at which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

Section 7.2    Debtors’ Closing Deliverables.  At the Closing, and concurrently with the making of the deliveries by Buyer of the Buyer’s Closing Deliverables as set forth in Section 7.3, Debtors shall deliver, or cause to be delivered, to Buyer the following (herein referred to collectively as “Debtors’ Closing Deliverables”):

(a)    the duly executed Bill(s) of Sale;

(b)    the duly executed Assignment and Assumption Agreement(s);

(c)    the duly executed Intellectual Property Assignment Agreement;

(d)    the duly executed Domain Name Transfer Agreement;

(e)    the Sale Order entered by the Bankruptcy Court approving the sale of the Purchased Assets to Buyer;

(f)    the Pre-Closing Reports; and

(g)    such other documents and funds as may be reasonably required to close the sale in accordance with this Agreement.

Section 7.3    Buyer’s Closing Deliverables.  At the Closing, and concurrently with the making of deliveries by Debtors of Debtors’ Closing Deliverables to Buyer as set forth in Section 7.2, Buyer shall deliver, or cause to be delivered, to Debtors the following (herein referred to collectively as “Buyer’s Closing Deliverables”):

(a)    payment of the Purchase Price;

(b)    the duly executed Bill(s) of Sale;

(c)    the duly executed Assignment and Assumption Agreement(s);

(d)    the duly executed Intellectual Property Assignment Agreement;

(e)    the duly executed Domain Name Transfer Agreement; and

(f)     such other documents and funds as may be reasonably required to close the sale in accordance with this Agreement.

Section 7.4    Transfer Tax.   Except as expressly set forth in Section 15.10 and as may otherwise be expressly set forth herein, any transfer taxes in connection with the transactions contemplated by this Agreement, shall be equally split and paid 50/50 by Buyer and Debtors when due, if applicable.

Section 7.5    Further Assurances.  It is the intent of this Agreement that Debtors shall at the Closing convey, or cause to be conveyed, to Buyer all Purchased Assets. Debtors and Buyer agree that at the Closing and any time thereafter, upon the reasonable request of Debtors or Buyer, the other Party shall execute, acknowledge and deliver such deeds, assignments, conveyances, transfers and other instruments and documents and perform such acts as Debtors or Buyer, as applicable, shall from time to time reasonably require (at no cost to Debtors unless such request is from Debtors) for the better perfecting, assuring, conveying, assigning, transferring and confirming unto Buyer the property and rights herein conveyed or assigned pursuant hereto.

ARTICLE VIII
REPRESENTATIONS AND WARRANTIES

Section 8.1    Representations and Warranties of Debtors.  Debtors represent and warrant for the benefit and reliance of Buyer as follows, as of the date of this Agreement and as of the Closing Date:

(a)    Status, Power and Authority. Debtors are possessed of all requisite corporate or company power and authority to enter into and carry out each of their obligations under this Agreement, subject to approval of the Bankruptcy Court.

(b)    Due Authorization, Execution and Delivery. The execution, delivery, and performance of this Agreement by Debtors and the persons executing the same on behalf of Debtors have been duly and validly authorized, subject to approval of the Bankruptcy Court.

(c)    Legal, Valid, Binding and Enforceable. This Agreement and the other agreements and instruments contemplated hereby constitute legal, valid and binding obligations of Debtors, enforceable in accordance with their respective terms, subject to approval of the Bankruptcy Court.

(d)    No Consents.  No material consent, license, permit, order, approval or authorization of any Governmental Authority or private party is required in connection with the execution, delivery and performance of this Agreement by Debtors, other than the Bankruptcy Court pursuant to Article V above and any approval of any Assumed Contracts counterparties to the extent required by applicable law.

Section 8.2    Representations and Warranties of Buyer.  Buyer represents and warrants for the benefit and reliance of Debtor as follows, as of the date of this Agreement and as of the Closing Date:

(a)    Status, Power and Authority.  Buyer is duly organized, validly existing and in good standing under the Laws of the state of its formation with all requisite power and authority to enter into and carry out its obligations under this Agreement.

(b)    Due Authorization, Execution and Delivery.  The execution, delivery, and performance of this Agreement, and all of the documents and instruments required hereby, by the persons executing the same on behalf of Buyer have been duly and validly authorized. The execution, delivery, and performance of this Agreement by Buyer are within the corporate power of Buyer.

(c)    Legal, Valid, Binding and Enforceable.  This Agreement and the other agreements and instruments contemplated hereby constitute legal, valid and binding obligations of Buyer, enforceable in accordance with their respective terms.

(d)    No Consents.  Other than consents that may be necessary to assign to Buyer the Assigned Contracts as contemplated herein, no material consent, license, permit, order, approval or authorization of any Governmental Authority or private party is required in connection with the execution, delivery and performance of this Agreement by Buyer. The execution, delivery, and performance of this Agreement by Buyer: (a) does not and will not conflict with or violate any Law, the certificate of incorporation or bylaws of Buyer, or any contract to which Buyer is a party or by which Buyer is bound or give rise to a right of termination or acceleration of an obligation thereunder; and (b) does not require any material consent or other action by or notice to any third parties, including any declarations or filings with any court or Person.

(e)    Brokers and Finders.  Buyer has not engaged any Person who may have a claim to, and has not incurred any obligation or liability to any Person with respect to, any broker or agent fees or commissions, finder’s fees, or other compensation or consideration as a result of or in connection with the transactions contemplated by this Agreement.

Section 8.3    Survival of Representations and Warranties and Certain Covenants. Each of the representations, warranties and covenants in this Agreement or any agreement or certificate to be executed or delivered in connection with the transactions contemplated by this Agreement shall survive the Closing or termination of this Agreement.

ARTICLE IX
COVENANTS

Section 9.1    Access to Business and Records; Business Operations.

(a)    During the period from the date hereof to the Closing Date, Debtors shall continue to operate and conduct the Business in the ordinary course in all material respects, including the sale and disposition of inventory in the ordinary course, consistent with past practice, maintain in effect all necessary Permits and Licenses for the conduct of the Business, and use its commercially reasonable efforts to preserve its relationships with its suppliers, customers and others doing business with it. During the period from the date hereof to the Closing Date, Debtors shall take no actions with respect to the Business outside of the ordinary course, including but not limited to any sale or disposition of any assets, without either Buyer’s prior written consent, which shall not be unreasonably conditioned, delayed or denied, or order of the Bankruptcy Court on notice to Buyer and then only in such a way as to not obstruct or interfere with the purposes of this Agreement.

(b)    Should Buyer be determined to be the Successful Bidder for the Purchased Assets, then after such determination through the Closing Date, Buyer and Buyer’s advisors and other representatives shall have full access during normal operating hours, upon reasonable prior notice to and in coordination with Debtors, and in a way that does not unreasonably interfere with the operation of the Business, to the Business, the Purchased Assets and all books, contracts, and records with respect to the Business, and any and all of Debtors’ employees, and other advisors and consultants regarding the Business, and shall be furnished during such period with all such information concerning the Business and the Purchased Assets as Buyer may reasonably request.

(c)    During the period from the date hereof to the Closing Date, Debtors shall continue to allow Buyer access to all information and data in the virtual data room.

(d)     Debtors shall not intentionally or grossly negligently cause any material damage or destruction of any of the Purchased Assets.

(e)     At Closing, Debtors shall leave for the benefit of Buyer cash (the “Starting Cash”) in Debtors’ operating account (the “Operating Account”) equivalent to the sum of (i) all accrued but unpaid payroll due as of the Closing Date to those employees whom Buyer has designated to hire, with the foregoing amounts set forth in Schedule 9.3(a), which Schedule shall be updated one day before Closing. Further, the Operating Account, together with the Starting Cash, shall be transferred to and acquired by Buyer at Closing as a Purchased Asset after withdrawing from such Operating Account all amounts in excess of the Starting Cash.

(f)    Until the Closing Date, Debtors shall comply in all material respects with all Laws applicable to the ownership of the Purchased Assets or the Business consistent with Debtors’ past practices.

(g)    Buyer agrees not to utilize, rely on or otherwise misappropriate any information learned from its due diligence process of Debtors for commercial purposes until after Closing, unless such information was known to Buyer prior to performing due diligence of Debtors.

Section 9.2    Notice of Inaccuracy.

(a)    Promptly upon either Party becoming aware of the occurrence of, or the impending or threatened occurrence of, any event which would cause a breach of any of its own representations or warranties contained in Section 8.1 or Section 8.2, such Party shall disclose each such event, in reasonable detail, by means of a written notice thereof to the other Party and such Party shall use its reasonable commercial efforts to remedy the same.

(b)    Each Party shall, promptly upon acquiring knowledge of the occurrence of any event that would cause the conditions to its obligations set forth in Article X and Article XI, as applicable, to fail to be fulfilled at the Closing, notify the other Party of such event by means of a written notice thereof to the other Party.

(c)    Each Party shall promptly notify the other Party of any action, suit or proceeding that shall be instituted or expressly threatened in writing against such Party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement.

Section 9.3    Employees.

(a)    Buyer’s obligations under this Agreement shall be conditioned upon the retention of those employees, if any, identified on Schedule 9.3(a), on reasonably satisfactory and commercially reasonable terms (collectively, the “Transferred Employees”). Buyer shall have the option upon Closing to hire such Transferred Employees and assume all of the accrued payroll, benefits and paid time off obligations of the Transferred Employees, in such amounts as set forth on Schedule 9.3(a) (collectively, the “Transferred Employee Obligations”). Buyer may, at any time within one (1) week before the auction held in connection with the Sale Motion, add or remove Transferred Employees from Schedule 9.3 with written notice to the Debtor.

(b)    Buyer shall not be obligated to employ, or offer employment to, any officer, employee, or independent contractor of Debtors. If Buyer elects to offer employment after the Closing to any such persons, such offer shall be on terms acceptable to Buyer, in its sole and absolute discretion; however, if such hire is made within 12 months of Closing, Buyer shall deliver funds to the Debtors in an amount equal to what the Buyers would have paid in Transferred Employee Obligations as if such employee was hired as part of this transaction.

(c)    Debtors shall be responsible for satisfying all requirements, if any, including notice requirements of the WARN Act.

(d)    Buyer shall not be obligated to assume any obligations or liabilities of Debtors on the Closing Date with respect to any officers, employees, or independent contractors of Debtors, all of which shall be Retained Liabilities of Debtors, other than the Transferred Employee Obligations.

Section 9.4    Reserved.

Section 9.5    Consummation of Agreement.  Each of the Parties shall use its commercially reasonable efforts to perform and fulfill all obligations and conditions on its part to be performed and fulfilled under this Agreement to the end that the transactions contemplated by this Agreement shall be fully carried out.

Section 9.6    Delivery of Pre-Closing Reports.  One (1) day prior to the contemplated Closing, or at such other time as may be agreed upon in writing by the Buyer, Debtors shall deliver to Buyer reports, in form and substance reasonably satisfactory to Buyer, setting forth, through the date of such report, (i) all current Inventory, whether held by Debtors or by a third party, (ii) all Accounts Receivable, and (iii) all of the Assumed Liabilities (collectively, the “Pre-Closing Reports”). Debtors shall grant Buyer such means of access and other information as may be necessary for Buyer to verify, to Buyer’s reasonable satisfaction, the accuracy of the Pre-Closing Reports and the information contained therein. Buyer shall be permitted, at its own expense, upon reasonable notice and commercially reasonable terms, to conduct such physical site visits, audits, inspections, or other activities with respect to the Inventory and the other Purchased Assets prior to Closing as necessary to determine the accuracy of the Pre-Closing Reports to Buyer’s reasonable satisfaction, and Debtors agree to cooperate with, and not hinder or prevent, such audits and inspections. Debtors and Buyer agree to cooperate on allowing non-material post-Closing reconciliations of Pre-Closing Reports in good faith to avoid delays in Closing as it relates to non-material data, subject to the mutual agreement of all Parties.

Section 9.7    Telephone Numbers, Email Addresses and Domain Names.  On or before the Closing Date, Debtors shall arrange for the transfer of the telephone numbers, email addresses and domain names associated with the Business, which are not Excluded Assets, to Buyer effective as of, or as soon as reasonably practicable after, the Closing Date. Any telephone numbers, email addresses and domain names associated with the Business which are Excluded Assets shall be destroyed, discontinued, deleted, decommissioned, or otherwise cease all use and/or operation following the Closing Date, subject to the allowances in Section 2.2(i).

ARTICLE X
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

The obligations of Buyer to consummate at the Closing the purchase of the Purchased Assets, the assumption of the Assigned Contracts, the assumption of the Assumed Liabilities and the other transactions contemplated hereby are subject to Buyer becoming the Successful Bidder (whether following the conclusion of the Auction and entry of the Sale Order or thereafter in its capacity as the Back-Up Bidder in the event the Successful Bidder fails to close within the Back-Up Period and Buyer elects, in its sole discretion, to become the Back-Up Bidder) and the fulfillment, prior to or at the Closing, of each of the following express conditions precedent (the “Buyer’s Conditions Precedent”), any or all of which may be waived by Buyer in writing:

Section 10.1    Representations and Warranties.  Each of the representations and warranties of Debtor set forth in Section 8.1 of this Agreement shall be true and correct in all material respects on the Closing Date as though made on the Closing Date.

Section 10.2    Covenants.  Debtors shall have performed and complied in all material respects with all of the covenants and agreements on Debtors’ part to be performed and complied with as set forth herein.

Section 10.3    No Change in Law.  Since the date of this Agreement there shall have been no change in any applicable Law that makes it illegal for any Party hereto to perform its obligations hereunder (i) enacted (and not effectively vetoed), whenever effective, (ii) adopted as a final regulation pursuant to formal rule making, order-issuing or regulatory authority by any agency, board, commission, or other administrative, executive, or other regulatory body having jurisdiction over the Purchased Assets, or (iii) embodied in a final, formal ruling, order or decision of any judicial body having jurisdiction over the Purchased Assets.

Section 10.4    Debtor’s Closing Deliverables.  At the Closing, and concurrently with the delivery of the Buyer’s Closing Deliverables, Debtors shall have executed and delivered, or caused to have been delivered, to Buyer, Debtors’ Closing Deliverables, each of which shall be in full force and effect and shall be in form and substance reasonably satisfactory to Buyer.

Section 10.5    Bankruptcy Matters. The Parties shall have received Bankruptcy Court approval of this Agreement, Buyer shall be declared the Successful Bidder at any Auction, and the Sale Order must be a Final Order entered by the Bankruptcy Court.

Section 10.6    No Termination.  The Debtors shall not have terminated this Agreement in accordance with Section 12.2.

Section 10.7    Bring-Down of Debtors’ Warranties, Representations and Covenants.  Each of the representations and warranties of Debtors contained in this Agreement will be true and correct at and as of Closing, in each case, other than representations and warranties that expressly speak only as of a specific date or time, which will be true and correct as of such date or time. The Debtors will have performed and complied in all material ways with all covenants contained in this Agreement that are required to be performed or complied with by Debtors at or prior to Closing.

Section 10.8    Pending Actions.  No proceeding by any Governmental Authority shall be pending on the Closing Date which seeks to enjoin the consummation of this Agreement or any transactions contemplated hereby which is not satisfied, resolved or preempted by the Sale Order.

Section 10.9    Condition of Assets and No Material Adverse Changes.  There shall have been no material adverse change in the condition of the Purchased Assets, Assumed Liabilities, Debtors’ operations, the Business, customer relationships, or property.

Section 10.10     Acquired Assets.  Notwithstanding Section 2.3 hereof, to the extent required, consent shall be obtained by Debtors for the transfer of any of the Purchased Assets that so require consent.

Section 10.11    Starting Cash.  Debtors shall have provided confirmation to Buyer that the Starting Cash is in the Operating Account, together with such other proof or documentation as may be necessary, in Buyer’s reasonable discretion, to provide for the transfer of the Starting Cash and the Operating Account to Buyer upon the Closing.

Section 10.12     Pre-Closing Reports.  Debtors shall have delivered the Pre-Closing Reports to Buyer and Buyer shall have indicated its satisfaction of the accuracy of the Pre-Closing Reports to Debtors.

ARTICLE XI
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF DEBTOR

The obligations of Debtors to consummate at Closing the sale of the Purchased Assets, the assignment of the Assigned Contracts, the assignment of the Assumed Liabilities and other transactions contemplated hereby are subject to Buyer becoming the Successful Bidder (whether following the conclusion of the Auction and entry of the Sale Order or thereafter in its capacity as the Back-Up Bidder in the event the Successful Bidder fails to close within the Back-Up Period and Buyer elects, in its sole discretion, to become the Back-Up Bidder) and the fulfillment, prior to or at the Closing, of each of the following express conditions precedent (the “Debtors’ Conditions Precedent”), any or all of which may be waived by Debtors in writing:

Section 11.1     Representations and Warranties.  Each of the representations and warranties of Buyer set forth in Section 8.2 of this Agreement shall be true and correct in all material respects on the Closing Date as though made on the Closing Date.

Section 11.2    Covenants.  Buyer shall have performed and complied in all material respects with all of the covenants and agreements on Buyer’s part to be performed and complied with as set forth herein.

Section 11.3    No Change in Law.  Since the date of this Agreement there shall have been no change in any applicable Law that makes it illegal for any Party hereto to perform its obligations hereunder (i) enacted (and not effectively vetoed), whenever effective, (ii) adopted as a final regulation pursuant to formal rule making, order-issuing or regulatory authority by any agency, board, commission, or other administrative, executive, or other regulatory body having jurisdiction over the Purchased Assets, or (iii) embodied in a final, formal ruling, order or decision of any judicial body having jurisdiction over the Purchased Assets.

Section 11.4    Bankruptcy Matters.  The Parties shall have received Bankruptcy Court approval of this Agreement, Buyer shall be declared the Successful Bidder at any Auction, and the Sale Order must be a Final Order entered by the Bankruptcy Court.

Section 11.5    Buyer’s Closing Deliverables.  At the Closing, and concurrently with the delivery by Debtors of Debtors’ Closing Deliverables, Buyer shall have executed and delivered, or caused to have been executed and delivered, to Debtor, the Buyer’s Closing Deliverables, each of which shall be in full force and effect and shall be in form and substance reasonably satisfactory to Debtors.

Section 11.6    No Termination.  The Buyer shall not have terminated this Agreement in accordance with Section 12.3.

ARTICLE XII
TERMINATION

Section 12.1    Termination.

(a)     This Agreement may be terminated prior to Closing by mutual agreement of Debtors and Buyer. Upon such termination, this Agreement shall terminate and neither Buyer nor Debtors shall have any further obligation or liability to the other hereunder.

(b)    This Agreement may be terminated by either Buyer or Debtors in the event that any Governmental Authority having competent jurisdiction issues a final and non-appealable order prohibiting the transaction contemplated by this Agreement.

(c)    This Agreement shall terminate automatically in the event that (i) Buyer is not chosen at the Auction to be the Successful Bidder or the Back-Up Bidder and the sale to the Successful Bidder closes, or (ii) Buyer is chosen at the Auction to be the Back-Up Bidder (to the extent Buyer elects, in its sole discretion, to become a Back-Up Bidder), upon the expiration of the Back-Up Period without Buyer having been designated as the Successful Bidder and the sale to the Successful Bidder closes.

Section 12.2    Termination by Debtors.  Debtors may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing if:

(a)    In the event Buyer has breached any representation, warranty, or covenant contained in this Agreement in any material respect, Debtors have notified Buyer of the breach, and the breach, to the extent it is capable of being cured, has continued without cure for a period of ten (10) business days after the notice of breach, with no such cure period to apply to any obligation to pay any portion of the Purchase Price or to any obligation the breach of which is not reasonably capable of being cured within such ten (10) business day period; or

(b)    All of Debtors’ Conditions Precedent have not been satisfied or waived by Debtors on or before the Closing Date, unless the failure of any such condition(s) was caused by any act or failure to act of Debtors or any director, officer, employee, or agent of Debtors or by Debtors’ default under or breach of this Agreement in any material respect.

Section 12.3    Termination by Buyer.  Buyer may terminate this Agreement by giving written notice to Debtors at any time prior to the Closing if:

(a)    In the event Debtors have breached any representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified Debtors of the breach, and the breach has continued without cure for a period of ten (10) business days after the notice of breach;

(b)    If all of Buyer’s Conditions Precedent have not been satisfied or waived by Buyer on or before the Closing Date, unless the failure of any such condition(s) was caused by any act or failure to act of Buyer or any director, officer, employee, or agent of Buyer or by Buyer’s default under or breach of this Agreement in any material respect;

(c)    In the event of material loss or damage to the Purchased Assets by fire, condemnation or otherwise, until transfer of title at Closing, Debtors shall have the right, but not the obligation, to cure any damage or loss by fully repairing or fully restoring the Purchased Assets to at least its condition at the date of this Agreement prior to Closing and obligate Buyer to close the sale in accordance with this Agreement. If Debtors decide not to cure, Buyer shall have the right to either: (i) close the sale in accordance with this Agreement and accept an assignment of all insurance and/or condemnation proceeds, if any (less any out of pocket amounts Debtors reasonably expend to recover, obtain or preserve same), or (ii) to terminate this Agreement in full and complete settlement of any and all claims;

(d)    In the event that the Bankruptcy Court has not held a hearing to consider approval of the Bidding Procedures Motion on or before June 16, 2025, or such later date as the parties hereto agree upon in writing;

(e)    In the event that the Bankruptcy Court has not entered the Bidding Procedures Order on or before June 18, 2025, or such later date as the parties hereto agree upon in writing;

(f)    In the event that the Bankruptcy Court has not held a hearing to consider approval of a sale to the Buyer pursuant to this Agreement or before July 28, 2025, or such later date as the parties hereto agree upon in writing;

(g)    In the event that the Bankruptcy Court has not entered the Sale Order on or before July 31, 2025, or such later date as the parties hereto agree upon in writing;

(h)    In the event that the Closing has not occurred on or before August 1, 2025, unless such non-occurrence is due to the fault of Buyer, or such later date as the parties hereto agree upon in writing;

(i)    In the event that Debtors enter into a refinancing or recapitalization transaction with a third party and the refinancing or recapitalization closes, or a plan of reorganization is confirmed in the Bankruptcy Case pursuant to which Buyer does not acquire the Purchased Assets and the refinancing or recapitalization transaction closes; or

(j)    In the event that a Chapter 7 or Chapter 11 Trustee is appointed or the Bankruptcy Court issues an order converting Debtors’ case to one under Chapter 7.

Section 12.4    Effect of Termination.  If any Party terminates this Agreement pursuant to this Article XII, this Agreement and all rights and obligations of the Parties under this Agreement automatically end without liability against the other Party, subject to, Article XIII (Limitation of Liability), Article XIV (Jury Waiver), Article XV (Miscellaneous Provisions), and this Section 12.4, which shall remain in full force and survive any termination of this Agreement. Notwithstanding the foregoing, in the event that this Agreement is terminated by a Party because of the knowing and intentional breach of this Agreement by the other party, the terminating Party reserves all rights and remedies hereunder and under applicable law and the same shall survive termination unimpaired. For the avoidance of doubt, nothing in this paragraph shall be deemed to absolve Debtors from their obligation to refund the Deposit, if applicable, and/or pay Buyer the Break-Up Fee and Expense Reimbursement in the event that: (i) Buyer is selected by Debtors and approved by the Bankruptcy Court as the “Stalking Horse Bidder” (as defined in the Bidding Procedures Order); and (ii) Buyer is otherwise entitled to a Break-Up Fee and Expense Reimbursement in accordance with this Agreement and the Bidding Procedures Order (collectively, the “Stalking Horse Requirements”).

Section 12.5    Break-Up Fee.  If Buyer is selected as the Stalking Horse Bidder pursuant to the Stalking Horse Requirements, and this Agreement is terminated pursuant to Sections 12.1(c) or 12.3(i), the Break-Up Fee and Expense Reimbursement to which the Buyer is entitled shall be paid within two (2) business days following the sooner of (i) the closing of a transaction with the Successful Bidder who is not the Buyer; and (ii) the occurrence of any of the conditions set forth in Sections 12.1(c) or 12.3(i). Further, Buyer’s right to be paid the Break-Up Fee and Expense Reimbursement pursuant to the Stalking Horse Requirements shall be accorded status as an administrative expense claim pursuant to Sections 503 and 507 of the Bankruptcy Code.

ARTICLE XIII
LIMITATION OF LIABILITY

Section 13.1    Limitation of Liability.  IN NO EVENT WILL EITHER PARTY OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, AGENTS, CONTRACTORS, SUBCONTRACTORS, VENDORS OR EMPLOYEES HAVE ANY LIABILITY TO THE OTHER PARTY FOR LOSSES WHICH ARE INCIDENTAL, SPECIAL, CONSEQUENTIAL, INDIRECT OR PUNITIVE. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY TO THE EXTENT THAT SUCH OTHER PARTY HAS RECEIVED PAYMENT FOR SUCH A CLAIM FROM ANOTHER SOURCE.

ARTICLE XIV
JURY WAIVER

Section 14.1    Jury Trial Waiver.  DEBTORS AND BUYER HEREBY WAIVE THEIR RIGHTS TO TRIAL BY JURY OF ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT ALLEGED AGAINST EACH OTHER; AND DEBTORS AND BUYER HEREBY WAIVE ANY RIGHTS TO PROCEED BY WAY OF A CLASS ACTION, TO SERVE IN ANY REPRESENTATIVE CAPACITY FOR OTHERS, AND TO ACT AS A PRIVATE ATTORNEY GENERAL IN ANY CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH, TERMINATION, ENFORCEMENT, INTERPRETATION OR VALIDITY THEREOF.

ARTICLE XV
MISCELLANEOUS PROVISIONS

Section 15.1    Notices.  Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to be an adequate and sufficient notice if given in writing and service is made either by (i) personal delivery, in which case the service shall be deemed received the date of such personal delivery, (ii) nationally recognized overnight air courier service, for next day delivery, prepaid, in which case the notice shall be deemed to have been received one (1) Business Day following delivery to such nationally recognized overnight air courier service, or (iii) at the time of being sent by email provided the email was sent prior to 5:00 p.m. Pacific Time on a Business Day (and otherwise shall be deemed to have been delivered on the next Business Day), and to the following street or email addresses (or such other address as either party may from time to time specify in writing to the other).

(a)    Any notice or demand to Debtors shall be addressed to Debtors at:

Irwin Naturals et al.

300 Corporate Pointe, Suite 550

Culver City, CA 90230

Attn: Klee Irwin, CEO

Email:

Attn: Bradley Sharp, Independent Director

Email:

With a copy to:             BG Law LLP

21650 Oxnard Street, Suite 500
Attn: Susan K. Seflin, Esq. and David M. Poitras, Esq.
E-mail:

(b)    Any notice or demand to Buyer shall be addressed to Buyer at:

FitLife Brands, Inc.

5214 South 136th Street

Omaha, NE 68137

Attn: Dayton Judd, CEO

Email:

With a copy to:            Todd Feinsmith, Esq.

ArentFox Schiff LLP

800 Boylston Street, 32nd Floor

Boston, MA 02199

Email:

Section 15.2    Governing Law; Jurisdiction.  The internal laws of the State of Nevada applicable to contracts made and wholly performed therein shall govern the validity, construction, performance and effect of this Agreement. Each of the Parties hereby irrevocably and unconditionally agrees that any legal action, suit, dispute or proceeding arising under, out of or in connection with this Agreement shall be brought in the Bankruptcy Court (for so long as the Bankruptcy Court has jurisdiction) and otherwise in the Federal or State courts of competent jurisdiction located in the County of Clark in the State of Nevada and each of the Parties hereto irrevocably accepts and submits itself to the exclusive jurisdiction of such courts, generally and unconditionally, and waives any objections as to venue or inconvenient forum. Notwithstanding the foregoing consent to jurisdiction, following the commencement of the Bankruptcy Case and so long as the Bankruptcy Court has jurisdiction, each of the Parties agrees that the Bankruptcy Court shall have exclusive jurisdiction with respect to any matter under or arising out of or in connection with this Agreement, and hereby submits to the jurisdiction of the Bankruptcy Court.

Section 15.3    Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement.

Section 15.4    Integrated Agreement and Digital Signatures.  This Agreement and the other agreements described herein supersede all prior and contemporaneous agreements, oral and written, between the Parties hereto with respect to the subject matter hereof. A signed copy of this Agreement delivered by facsimile, e-mail, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Assignment.

Section 15.5    No Oral Modification.  Neither this Agreement, nor any provision hereof, may be changed, waived, discharged, supplemented or terminated orally, but only by an agreement in writing signed by the Party against which the enforcement of such change, waiver, discharge or termination is sought.

Section 15.6    Successors and Assigns; No Third Party Beneficiaries.  This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and assigns. Except as specifically provided in this Section 15.6, this Agreement is not intended to, and shall not, create any rights in any Person whomsoever except Buyer and Debtors. For the avoidance of doubt, this Agreement, upon its approval by the Bankruptcy Court, is binding upon any Chapter 11 or Chapter 7 Trustee that is appointed in the Bankruptcy Case.

Section 15.7    Assignment.  Neither Party shall assign its rights or delegate its duties under this Agreement without the prior written consent of the other Party hereto, except that Buyer may assign its rights and obligations under this Agreement to an affiliate of Buyer, without Debtors’ consent and without further approval of the Bankruptcy Court; provided, however, that no such assignment shall relieve Buyer, or such affiliate, of its primary obligation to perform its obligations hereunder.

Section 15.8    Partial Invalidity.  If any provision of this Agreement, or any application thereof, is held by a court of competent jurisdiction in a final order to be invalid, void or unenforceable, all other provisions of this Agreement, and all applications thereof, not held invalid, void or unenforceable shall continue in full force and effect and shall in no way be affected, impaired or invalidated thereby, provided that the severance from this Agreement of such provision does not materially impair the ability of the Parties to consummate the transactions contemplated hereby or diminish or otherwise alter the value of the consideration to be received by the Parties hereunder. In lieu of such invalid, void or unenforceable provision, there shall be added to this Agreement a term, provision, covenant or condition that is valid, not void and enforceable and is as similar to such invalid, void or unenforceable provision as may be possible.

Section 15.9    No Presumption Against the Draftsman.  Each Party having been represented in the negotiation of this Agreement, and having had ample opportunity to review the language hereof, there shall be no presumption against any Party on the ground that such Party was responsible for preparing this Agreement, any of Debtors’ Closing Deliverables or any of Buyer’s Closing Deliverables.

Section 15.10   Expenses. Except to the extent that Debtors are obligated to pay the Buyer the Expense Reimbursement and Break-Up Fee, all expenses incurred by the Parties hereto in connection with or related to the authorization, preparation and execution of this Agreement and the Closing of the transaction contemplated hereby, including fees and expenses of agents, representatives, counsel and accountants employed by any such Party, but excluding any fees that are part of the fees Buyer is assuming pursuant to Section 3.1(b) above, shall be borne solely and entirely by the Party which has incurred the same.

Section 15.11    Release.  The Debtors hereby release, remiss and forever discharge Buyer and its affiliates, including, without limitation, FitLife Brands, Inc., and their respective officers, directors, employees, affiliates, subsidiaries, and professionals from the Debtors’ Litigation Claims arising prior to the Closing Date, whether such claims were asserted or unasserted by the Debtors’ or any other party.

[THIS SPACE LEFT BLANK INTENTIONALLY.

SIGNATURE PAGES FOLLOW.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date set forth below their respective signatures below.

DEBTORS:

IRWIN NATURALS, a Nevada Corporation

By: /s/ Klee Irwin

Name: Klee Irwin

Its: Chief Executive Officer

By: /s/ Bradley Sharp

Name: Bradley Sharp

Its: Independent Director

IRWIN NATURALS INC., a British Columbia Corporation

By: /s/ Klee Irwin

Name: Klee Irwin

Its: Chief Executive Officer

DAI US HOLDCO INC., a Nevada Corporation

By: /s/ Klee Irwin

Name: Klee Irwin

Its: Chief Executive Officer

5310 HOLDINGS, LLC

By: Irwin Naturals

Its: Managing Member

By:  /s/ Klee Irwin

Name: Klee Irwin

Its: Chief Executive Officer

BUYER:

FITLIFE BRANDS, INC.

By: /s/ Dayton Judd
Name: Dayton Judd
Its: Chief Executive Officer